Exhibit A.2

Extract of minutes relating to the meeting of the Board of Trustees of Iowa Schools Joint Investment Trust held on November 19, 2003.

WHEREAS, Iowa Schools Joint Investment Trust (“ISJIT”) filed a preliminary proxy solicitation statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission SEC”) in connection with resolutions of the Trustees dated September 24, 2003;

WHEREAS, in connection with the filing of the Preliminary Proxy Statement, the staff of the SEC (the “Staff”) raised various comments, including but not limited to comments on the voting and quorum requirements of ISJIT set forth in ISJIT’s Restated Joint Powers Agreement and Declaration of Trust dated as of October 1, 1986 (as amended November 1, 1988 and May 1, 1993 (the “Trust Agreement”);

WHEREAS, to the extent that the Trust Agreement provides that voting and quorum requirements are not determined on the basis of the number of units of beneficial ownership owned by a Participant, the SEC informed counsel to ISJIT that the Trust Agreement is in violation of Section 13(a), Section 16(a) and Section 18(i) of the 1940 Act, Rule 12b-1 promulgated under the 1940 Act and any other provisions of the 1940 Act that relate to voting and quorum requirements (collectively, the “1940 Act Voting and Quorum Requirements”);

WHEREAS, Section 14.4 of the Trust Agreement provides as follows: 14.4 Provisions in Conflict with Law. The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with applicable federal or Iowa laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Declaration of Trust; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted (including, but not limited to, the election of Trustees) prior to such determination.

WHEREAS, based on advice of counsel, and as a result of various factors, including but not limited to conferences among counsel to ISJIT, ISJIT service providers and the Staff, the Board of Trustees of ISJIT (the “Board”) has determined, after review and discussion, that the italicized portion of each of the following provisions of the Trust Agreement conflicts with the 1940 Act Voting and Quorum Requirements (collectively, the “Conflicting Provisions”):

1. Section 4.3: Section 4.3 Amendment of Restrictions. The restrictions set forth in Section 4.2 hereof are fundamental to the operation and activities of the Trust and may not be changed without the affirmative approval in writing of a majority of the Participants entitled to vote, except that such restrictions may be changed by the Trustees so as to make them more restrictive when necessary to conform the investment program and activities of the Trust to the laws of the State of Iowa and the United States of America as they may from time to time be amended.

2. The second and third sentence of Section 8.1: Each Participant shall be entitled to one vote as a matter of right with respect to the following matters: (i)

amendment of this Declaration of Trust or termination of the Trust as provided in Section 4.3 and Section 13.1 hereof; and (ii) reorganization of the Trust as provided in Section 13.2 hereof. It shall not be necessary for any minimum number of Units to be allocated to a Participant for the Participant to be entitled to vote.

3. Section 8.4(b): A majority of the Participants entitled to vote at such meeting present in person shall constitute a quorum at any meeting of Participants.

4. The second sentence of Section 8.6: Any Participant which was a Participant at the time so fixed shall be entitled to vote at such meeting or any adjournment thereof, or to cast a ballot in such vote, even though it then had no Units allocated to it or has since that date redeemed its Units.

5. Section 8.7: 8.7 Number of Votes. Only Participants of record shall be entitled to vote and each Participant shall be entitled to one vote without regard to the number of Units allocated to it, if any.

6. The first sentence of Section 9.1(b): Any vacancy created by an increase in the number of Trustees may be filled by the appointment of an individual having the qualifications described in this Section 9.1 made by a resolution of a majority of the Trustees then in office.

7. The first sentence in Section 9.2(a): The Board of Trustees shall elect the Trustees at the annual meeting.

8. The first sentence of Section 9.2(c): Election of Trustees at the annual meeting shall be by the affirmative vote of at least a majority of the Trustees entitled to vote present in person at such meeting.

WHEREAS, the Board has determined, after review and discussion, that it is in the best interests of ISJIT to utilize Section 14.4 of the Trust Agreement with respect to the Conflicting Provisions in the Trust Agreement.

RESOLVED, that the Conflicting Provisions shall be deemed never to have constituted part of the Trust Agreement; provided, that the exclusion of the Conflicting Provisions from the Trust Agreement shall not affect or impair any of the remaining provisions of the Trust Agreement or render invalid or improper any action taken or omitted (including, but not limited to, the election of Trustees) prior to such determination.

FURTHER RESOLVED, that for purposes of voting and quorum requirements, the provisions of the Trust Agreement that exclude the Conflicting Provisions shall be interpreted to comply with the 1940 Act Voting and Quorum Requirements.

FURTHER RESOLVED that this Resolution shall remain in effect only for so long as ISJIT remains registered with the Securities and Exchange Commission as an investment company under the 1940 Act.

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